SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
September 1, 2004 (September 1, 2004)

Dean Foods Company

(Exact name of registrant as specified in its charter)

Delaware	1-12755	75-2559681

(State or other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

2515 McKinney Avenue, LB 30, Suite 1200
Dallas, Texas 75201

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:
(214) 303-3400

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
SIGNATURES

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On September 1, 2004, Ronald L. McCrummen, age 40, joined us as Senior Vice President and Chief Accounting Officer. Prior to joining our company, he was a partner with Ernst & Young LLP from October 1998 through July 2004. He was a Senior Manager with Ernst & Young LLP from October 1993 through September 1998 and held various other positions with Ernst & Young LLP with increasing responsibility from January 1986 to October 1993. Mr. McCrummen will report directly to our Chief Financial Officer.

     We have not, and do not intend to, enter into an employment agreement with Mr. McCrummen. However, we have agreed to grant Mr. McCrummen (1) options to purchase 25,000 shares of common stock that will vest over a three year period beginning from the date of grant, and will have an exercise price that will be determined as of the date of grant, and (2) 5,500 deferred stock units, all under our long-term incentive plans pursuant to our standard form of stock option and deferred stock unit award agreements (which were filed as exhibits to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004). We also have agreed to pay Mr. McCrummen an initial annual salary of $240,000, plus a target bonus of 50% of his annual salary, which will be earned based on the company’s achievement of our earnings per share target, and on Mr. McCrummen’s achievement of certain personal goals. We will enter into a Change in Control Agreement with Mr. McCrummen (in substantially the form attached as Exhibit 10.19 to our Annual Report on Form 10-K for the year ended December 31, 2002), pursuant to which he will be entitled to certain benefits in the event of a change in control of our company.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 1, 2004	DEAN FOODS COMPANY

	By:	/s/ Lisa N. Tyson

Lisa N. Tyson Senior Vice President and Deputy General Counsel